Exhibit 3.9

CERTIFICATE OF FORMATION

OF

BANCWARE LLC

This Certificate of Formation of BancWare LLC is being executed by the undersigned for the purpose of forming a limited liability company pursuant to the Limited Liability Company Act of the State of Delaware (6 Del. C. § 18-101, et seq.).

FIRST: The name of the limited liability company is:

BancWare LLC

SECOND: The address of the registered office of the limited liability company in the State of Delaware is:

c/o The Corporation Trust Company

1209 Orange Street

Wilmington, Delaware 19801

THIRD: The name and address of the registered agent of the limited liability company for service of process on the limited liability company in the State of Delaware is:

The Corporation Trust Company

1209 Orange Street

Wilmington, Delaware 19801

FOURTH: This Certificate of Formation shall become effective at 11:59 p.m. (EDT) on August 12, 2005.

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IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation this 5th day of August, 2005.

/s/ Michael J. Ruane
Michael J. Ruane, Authorized Person

BancWare LLC Certificate of Formation

BANCWARE, INC.

PLAN OF ENTITY CONVERSION

BancWare, Inc., a Massachusetts corporation (the “Corporation” or the “Converting Entity”) hereby adopts the following Plan of Entity Conversion, dated as of August 5, 2005 (the “Plan”) pursuant to which the Corporation shall be converted (the “Conversion”) into BancWare LLC, a Delaware limited liability company (the “LLC” or the “Converted Entity”).

ARTICLE I.

THE CONVERSION

Section 1.01. The Conversion.

(a) At the Effective Time (as defined in this Section 1.01) of the Conversion, the Corporation, a Massachusetts corporation, shall be converted into the LLC, a Delaware limited liability company, in accordance with the provisions of the Massachusetts Business Corporation Act (the “MBCA”) and Section 18-214 of the Limited Liability Company Act of the State of Delaware (the “DLLCA”). The Corporation is continuing its existence in the organizational form of the Converted Entity, and the Converted Entity shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and duties of the Corporation, all as provided under the MBCA and the DLLCA.

(b) The name of the Converted Entity shall be “BancWare LLC”.

(c) Promptly after the execution hereof, the Corporation will file a certificate of formation, which is attached hereto as Exhibit A , and a certificate of conversion to limited liability company with the Secretary of State of the State of Delaware and articles of charter surrender upon conversion to a foreign other entity with the Secretary of the Commonwealth of the Commonwealth of Massachusetts.

(d) Each of the certificate of conversion to limited liability company and the articles of charter surrender upon conversion to a foreign other entity shall provide that the Conversion shall be effective as of 11:59 p.m. EDT on August 12, 2005 (the “Effective Time”).

Section 1.02. Effect on Shares. At the Effective Time, the outstanding stock of the Corporation will be converted into a 100% membership interest in the Converted Entity by reason of the Conversion, and, accordingly, the stock certificate or certificates representing the outstanding stock of the Corporation shall be cancelled by the Secretary of the Corporation and filed in the stock records of the Corporation.

ARTICLE II.

THE CONVERTED ENTITY

Section 2.01. Limited Liability Company Agreement of Converted Entity. The Limited Liability Company Agreement of the Converted Entity is attached hereto as Exhibit B.

Section 2.02. Member of Converted Entity. From and after the Effective Time, the sole stockholder of the Converting Entity shall continue as the sole member of the Converted Entity, subject to the provisions of the Limited Liability Agreement of the Converted Entity.

Section 2.03. Managers and Officers. The persons who are the officers and members of the Board of Managers of the Converted Entity as provided in the LLC Agreement shall be the officers and members of the Board of Managers of the Converted Entity, each of such officers and members of the Board of Managers to serve until his or her resignation or removal or until his or her successor has been duly elected and qualified in accordance with the laws of the State of Delaware and the Limited Liability Company Agreement of the Converted Entity.

ARTICLE III.

MISCELLANEOUS

Section 3.01. Governing Law. This Plan shall be governed by and construed in accordance with the laws of the State of Delaware.

Section 3.02. Termination. Anything herein or elsewhere to the contrary notwithstanding, this Plan may be terminated and abandoned by the Board of Directors of the Corporation at any time before the Effective Time. In the event of termination and abandonment under this Section 3.02, this Plan shall forthwith become void and there shall be no liability on the part of the Board of Directors of the Corporation or its respective directors and shareholders.

Section 3.03. Entire Plan, Assignability, Etc. This Plan (i) constitutes the entire plan, and supersedes all other prior plans and understandings, both written and oral, with respect to the subject matter hereof, and (ii) is not intended to confer upon any person other than the Corporation and its shareholders and directors any rights or remedies hereunder.

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IN WITNESS WHEREOF, the Corporation has caused this Plan to be duly executed by its authorized officer as of the day and year first above written.

BANCWARE, INC.

By:
Michael J. Ruane, Assistant Vice President

Signature Page to Plan of Entity Conversion of BancWare, Inc.

into BancWare LLC

Exhibit A

Certificate of Formation

Exhibit B

Limited Liability Company Agreement

See attached.

CERTIFICATE OF CONVERSION

OF

BANCWARE, INC.

TO

BANCWARE LLC

Pursuant to Title 6, Section 18-214 of the Limited Liability Company Act of the State of Delaware, BancWare, Inc., a Massachusetts corporation (the “Corporation”), does hereby certify to the following information relating to the conversion of the Corporation into BancWare LLC, a Delaware limited liability company:

1.	The Corporation was incorporated with the filing of its original Articles of Organization with the Secretary of the Commonwealth of the Commonwealth of Massachusetts on September 1, 1982.

2.	The name of the Corporation immediately prior to filing this Certificate of Conversion is BancWare, Inc.

3.	The name of the limited liability company into which the Corporation shall be converted, as set forth in its Certificate of Formation, is BancWare LLC.

4.	Pursuant to Title 6, Section 18-214 of the Limited Liability Company Act of the State of Delaware, this Certificate of Conversion shall be effective at 11:59 p.m. EDT on August 12, 2005.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Conversion to be signed by an authorized person this 5th day of August, 2005.

By:	/s/ Michael J. Ruane
Michael J. Ruane, Authorized Person

Signature Page to BancWare, Inc. Certificate of Conversion